Exhibit 21.1

Subsidiaries of the Registrant

Northern Construction Holdings, Ltd.

Indirect Subsidiaries of the Registrant

Beijing Fortune Capital Management Co., Ltd.
Beijing Chengzhi Qianmao Concrete Co., Ltd.